UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 15, 2009
McMoRan Exploration Co.
(Exact name of registrant as specified in its charter)

Delaware	001-07791	72-1424200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1615 Poydras Street
New Orleans, Louisiana	70112
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (504) 582-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
Press Release
McMoRan Exploration Co. issued a press release dated June 15, 2009, announcing that it has commenced a public offering of approximately 11 million shares of common stock. McMoRan also announced today that it has concurrently commenced a public offering of 50,000 shares of convertible perpetual preferred stock with an offering price of $1,000 per share. McMoRan intends to use the net proceeds from these offerings for general corporate purposes, including capital expenditures. The press release is attached hereto as Exhibit 99.1.
Recent Developments
On April 20, 2009, we announced our first quarter 2009 financial results and provided production guidance for the second quarter and full year 2009. We announced that we expect average daily production for 2009 to approximate 215 MMcfe/d net to us, including 180 MMcfe/d in the second quarter 2009. These production estimates are dependent on the timing of restoring downstream pipelines and facilities damaged by the September 2008 hurricanes and production performance from existing wells and new wells being completed.
Ammazzo. The Ammazzo deep gas exploratory prospect on South Marsh Island Block 251 commenced drilling on November 22, 2008 and in May 2009 was evaluated to be nonproductive. While the well was nonproductive, we gained important geological information from the well that supports our belief that there are large, deep structures with the potential to contain significant hydrocarbon reserves available on the Shelf. The Ammazzo well has been temporarily abandoned as future plans are considered. Our partners in the well included Plains Exploration & Production Company (NYSE: PXP) and Energy XXI (NASDAQ: EXXI).
Cordage and Blueberry Hill. The Cordage deep gas exploratory prospect located in 50 feet of water on West Cameron Block 207 commenced drilling on March 18, 2009. The Cordage well has been drilled to 20,061 feet and will be deepened. The well has a permitted depth of 21,500 feet. We own a 38.0 percent working interest and a 30.5 percent net revenue interest in the well. Mariner Energy, Inc. (NYSE: ME) is the operator of the well and holds a 50.0 percent working interest. Upon completion of operations at Cordage, the rig will be moved to the Sherwood prospect on High Island Block 133 to commence exploration drilling activities. We own a 29.3 percent working interest and a 23.5 percent net revenue interest in the Sherwood prospect.
On March 29, 2009, we re-entered a previously existing well bore and commenced sidetracking operations at the Blueberry Hill deep gas prospect located on Louisiana State Lease 340 in 10 feet of water. The Blueberry Hill sidetrack well has been drilled to 19,600 feet and has a proposed total depth of 24,000 feet. We believe the Operc and Gyro sands targeted in the sidetrack could be better developed in a down-dip position on the flank of the structure than the Operc and Gyro sands encountered in the original Blueberry Hill well.
Blueberry Hill lies three and a half miles southeast of the shallower Mound Point field. Based on drilling data to date, we are encouraged by the several zones that exhibited resistivity as indicated by a log-while-drilling tool in the Rob-L section that correlates to the Flatrock type Miocene-age sands discovered below the shallower Tiger Shoal field located approximately 10 miles to the west. Drilling at the Blueberry Hill sidetrack has now encountered the upper Operc section located between the shallower Rob-L section and the targeted deeper Gyro section. The original Blueberry Hill well encountered multiple Operc sands with apparent resistivity and multiple thin Gyro sands deemed to be gas productive which will also be tested by the sidetrack well. Determination of commercial hydrocarbons depends on the results from further drilling and evaluation by wireline log analysis. We own a 42.9 percent working interest and a 29.7 percent net revenue interest in the well.
Davy Jones and Blackbeard West. We are currently conducting a feasibility assessment to determine the practicality of reentering a previously abandoned well bore to evaluate the Davy Jones ultra-deep prospect located in 20 feet of water, northwest of Ammazzo.
In May 2009, the Minerals Management Service granted our request for a geophysical Suspension of Operations (SOO) to extend our leases in the Blackbeard area, including South Timbalier Block 168. The SOO will provide time for seismic re-processing, which will provide a clearer picture of the deep structure, and allow us to evaluate whether to drill deeper at Blackbeard West, drill an offset location or complete the well to test the existing zones.
Flatrock. Following the Flatrock discovery in OCS 310 on South Marsh Island Block 212 in July 2007, we have drilled five additional successful wells in the field. Four wells in the Flatrock field produced an average of approximately 220 million cubic feet of natural gas equivalents (MMcfe/d (41 MMcfe/d net to us) in the first quarter of 2009. Production from these wells was temporarily shut in during the second quarter of 2009 for previously reported planned facility expansion, maintenance and remediation activities. Certain of this work has been completed and production is being reestablished. Additionally, initial production recently commenced from the No. 6 well, and the well is currently being ramped up to its full production level. The remaining maintenance and remedial activities and the completion activities at the No. 5 well are ongoing, with production expected from these wells by mid-year 2009. Following these activities, we expect the gross production rate from the six wells in the field to approximate 335 MMcfe/d, 62 MMcfe/d net to us.
We are evaluating a sidetrack of the Hurricane Deep well on the southern flank of the Flatrock structure to test the significant Gyro sand encountered in the Hurricane Deep well on South Marsh Island Block 217. We control approximately 150,000 gross acres in the Tiger Shoal/Mound Point area (OCS 310/Louisiana State Lease 340) and we believe that we have multiple additional exploration opportunities with significant potential on this large acreage position.
Second Quarter Update. Our second quarter 2009 results will include the impact of an approximate $24 million charge associated with the Ammazzo prospect. Results may also be affected by the evaluation of our exploration wells in progress, the timing of which is dependent upon the completion of drilling and evaluation, and our periodic assessments of the carrying values of our oil and gas properties which, among other things, are dependent upon the results of published commodity forward market prices and updated reserve estimates as of June 30, 2009.
We are in discussions regarding a two-year commitment to a new drilling rig which is expected to be available in early 2010 that would enable us to have two rigs available for our deep drilling activities. We expect that the net additional commitment associated with the additional drilling rig would exceed $100 million, a portion of which we expect to share with partners in our exploration program.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibit.
The Exhibit included as part of this Current Report is listed in the attached Exhibit Index.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McMoRan Exploration Co.
By:	/s/ Nancy D. Parmelee
Nancy D. Parmelee
Senior Vice President, Chief Financial Officer and Secretary (authorized signatory and Principal Financial Officer)

Date: June 15, 2009

McMoRan Exploration Co.
Exhibit Index

Exhibit
No.	Description

99.1	Press Release dated June 15, 2009, titled “McMoRan Exploration Co. Announces Commencement of Public Offerings of Common Stock and Convertible Perpetual Preferred Stock.”